RESTATED EMPLOYMENT AGREEMENT
     THIS RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 29, 2006, by and between BioScrip, Inc., formerly MIM Corporation, (the “Company”), and Richard H. Friedman (“Executive”).
WHEREAS, the Company and Executive are parties to a certain Employment Agreement dated December 1, 1998 (the “Original Agreement”);
WHEREAS, the parties amended the Original Agreement on October 11, 1999, December 31, 2001, August 9, 2004, October 28, 2004, and June 13, 2006 in various particulars to reflect certain changed circumstances to Executive’s employment; and
WHEREAS, the parties now wish to set forth in this Agreement all of the amended terms to the Original Agreement and to restate the terms and conditions of Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, restate their agreement as follows:
     1. Term. Effective as of June 1, 2006 (the “Effective Date”), the Company hereby agrees to employ Executive, and Executive hereby accepts such employment, for the period retroactively commencing on the Effective Date and continuing through and including May 31, 2008, as Chief Executive Officer, President and Chairman of the Board of Directors of the Company (the “Board”) unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder, including any extensions or renewals thereof, being hereinafter referred to as the “Term”). In the event this Agreement is not renewed upon expiration of the Term, such non-renewal shall be deemed a termination of Executive’s employment without cause and Executive shall be entitled to receive the termination benefits set forth in Section 5.2(b) of this Agreement.
     2. Duties and Location. Executive, in his capacity as Chief Executive Officer, President and Chairman of the Board, shall faithfully perform for the Company the duties of said office and position and such other duties of an executive, managerial, or administrative nature as shall be specified and designated from time to time by the Board, to whom Executive shall directly report. The Executive shall devote all of his business time and effort to the performance of his duties hereunder, and shall be employed in Elmsford, New York, subject to travel from time to time as deemed necessary or appropriate.
     3. Compensation.
     3.1 Salary. The Company shall pay Executive during the Term an initial base salary at the rate of $737,811 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly.
     3.2 Benefits — In General. In accordance with policies applicable to all Company employees with respect to benefits contribution, Executive shall be permitted during the Term to participate in the group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, salary reviews, and similar benefits (other than bonuses and stock options or other equity-based compensation, which are provided for under Section 3.3 and 3.4 hereof, or severance, displacement or other similar benefits) which are of a type available from time to time to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
     3.3 Specific Benefits. During the Term, Executive shall be entitled to receive a bonus each calendar year, payable in cash in accordance with, and subject to the terms and conditions of the Company’s then applicable short- and long-term bonus or other incentive (each, a “Bonus Program”). Compensation shall be set at a maximum of 60% (the “Maximum Bonus Percentage”) of Executive’s Annual Salary payable subject to, and in accordance with the terms and provisions of the Bonus Program and shall be payable within ten (10) days of the completion of the audited financial results of the Company. The payment of all bonus payments made to Executive hereunder shall be subject to the limitations set forth in Section 3.7 hereof.
     3.4 Grant of Option. In addition to all prior equity grants made to Executive, Executive shall be entitled to receive on the first business day of each new year, subject to applicable law (i) options (“Options”) to purchase 200,000 shares of the common stock, par value $0.0001 per share, of the Company (“Common Stock”), under the Plan, at a price per share equal to the closing stock price on the last trading day immediately prior to each January 1 during the Term (subject to applicable law relating to incentive stock options in the case of grants thereof); or (ii) subject to the terms and conditions of any applicable plan(s) and agreement(s), such number of shares of restricted stock as determined by establishing the value of the Options as determined under the Black-Sholes option valuation methodology using variables consistent with the Company’s past practice, divided by the closing stock price for the Common Stock on the trading day immediately prior to each January 1 during the Term. Options in excess of the number permitted to receive ISO treatment under Section 422 of the Code shall not be qualified as ISO’s and shall be treated as non-qualified stock options (“NQSO’s”). The Options shall be subject to the terms and conditions of the Plan and any stock option agreement between the parties. After such grant, Executive shall be eligible for additional grants of options, if any, as recommended by the Company’s Compensation Committee.
     3.5 Vacation. Executive shall be entitled to vacation of 20 business days per calendar year, to be accrued and available in accordance with the policies applicable to senior executives of the Company generally.

     3.6 Expenses. The Company shall pay or reimburse Executive ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Term in the performance of Executive’s services under this Agreement, including, but not limited to, business related travel and/or entertainment expenses; provided, that Executive submits proof of such expenses, with the properly completed forms and supporting receipts and other documentation as prescribed from time to time by the Company, in accordance with the policies applicable to senior executives of the Company generally. The Company shall directly pay the attorneys’ fees of Wechsler & Cohen, LLP, 17 State Street, 15th Floor, New York, New York 10004, Tax Identification No. 13-3805383, up to a maximum of $10,000, incurred in connection with the negotiation of this Agreement.
     3.7 Shareholder Approval. Notwithstanding any provision herein to the contrary, to the extent that any compensation that would be payable to Executive hereunder (but for the operation of this Section 3.7 would not be deductible for Federal tax purposes by the Company as a result of the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, as determined by the Company’s tax counsel or independent public accountants (“nondeductible compensation”), then such nondeductible compensation shall not be payable by the Company or paid by the Company in the taxable year of the Company in which such payment otherwise would be required (but for the operation of this Section 3.7) to be made under the Agreement or any other agreement entered into between the Company and Executive to effectuate the provisions hereof, but, instead, shall be deferred to and become payable in the next subsequent taxable year of the Company in which such compensation would be deductible for Federal tax purposes by the Company taking into account the limitations of Section 162(m).
     4. Termination upon Death or Disability.
     4.1 Termination upon Death. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provide under this Section 4. Upon death, within thirty days: (i) the Executive’s estate or beneficiaries shall be entitled to receive any Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under Sections 3.1, 3.2 and/or 3.3 of this Agreement prior to the date of termination and reimbursement for expenses incurred prior to the date of termination as set forth in Section 3.6 hereof; (ii) the Executive’s estate or beneficiaries shall be entitled to receive a pro rata bonus for the year in which such death occurred; (iii) all unvested options shall immediately vest which, together with all fully vested and exercisable Options granted under Section 3.4 hereof or elsewhere and held by Executive, may be exercised by his estate for a period of one (1) year from and after the date of Executive’s death; (iv) all unvested restricted stock granted to Executive shall immediately vest; (v) to the extent possible, Executive’s beneficiaries and/or estate shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (vi) Executive’s estate and beneficiaries shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
Notwithstanding anything to the contrary contained in this Section 4.1, it is expressly understood and agreed that nothing in the foregoing clause (iv) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated by Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements).
     4.2 Termination upon Disability. If Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive calendar days out of any consecutive twelve-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company will have no right to terminate Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that Executive will be able to resume Executive’s duties on a regular full-time basis within 30 days of the date Executive receives notice of such termination. Upon termination of employment by virtue of disability, within thirty days: (i) the Executive shall be entitled to receive any Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under Sections 3.1, 3.2 and/or 3.3 of this Agreement prior to the date of termination and reimbursement for expenses incurred prior to the date of termination as set forth in Section 3.6 hereof; (ii) the Executive shall receive a pro rata bonus under Section 3.3 for the year in which such disability occurred; (iii) all unvested options shall immediately vest which, together with all fully vested and exercisable Options granted under Section 3.4 hereof or elsewhere and held by Executive, may be exercised by Executive for a period of one (1) year from and after the date of Executive’s disability; (iv) all unvested restricted stock granted to Executive shall immediately vest; (v) if Executive’s disabilities shall continue for a period of six (6) months after his termination under this Section 4.2, Executive shall receive for a period for two (2) years after termination of employment: (A) the Annual Salary that Executive was receiving at the time of such termination of employment, less the gross proceeds paid to Executive on account of Social Security or other similar benefits and Company provided long-term disability insurance, payable in accordance with Section 3.2 hereof; and (B) such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination; it being expressly understood and agreed that nothing in this clause (v) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated in Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); ; (v) to the extent possible, Executive’s beneficiaries and/or estate shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5. Certain Terminations of Employment.
     5.1 Termination for “Cause;” Termination of Employment by Executive Without Good Reason.
     (a) For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of a felony or a crime of moral turpitude; (ii) Executive’s material violation of Executive’s primary duties or responsibilities to the Company which constitute willful misconduct or willful dereliction of duty, or the material breach of the covenants contained in Section 6 hereof; or (iii) Executive’s other material breach of this Agreement which breach shall have continued unremedied for ten (10) days after written notice by the Company to Executive specifying such material breach.
     (b) The Company may terminate Executives employment hereunder for Cause. If the Company terminates the Executive for Cause, within thirty days: (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) all vested and unvested options shall lapse and terminate immediately and may no longer be exercised; (iii) all unvested restricted stock shall be forfeited; and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     (c) Executive may terminate his employment upon written notice to the Company which specifies an effective date of termination not less than 30 days from the date of such notice. If Executive terminates his employment and the termination is not covered by Section 4, 5.2, or 5.3: (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) all fully vested and exercisable options granted under Section 3.4 hereof and held by Executive may be exercised by Executive for a period of 30 days from and after the date of Executive’s effective date of termination; (iii) all unvested restricted stock shall be forfeited; and (iv) Executive shall have no further rights to any compensation or other benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5.2 Termination Without Cause; Termination for Good Reason.
     (a) For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by Executive to the Company:
     (i) the material reduction of or change in Executive’s reporting lines, title(s), authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position or positions with the Company;
     (ii) the relocation of Executive’s more than 50 miles from its current location, unless such relocation was with your consent;
     (iii) the reduction in Executive’s Annual Salary or the Maximum Bonus Percentage (it being acknowledged and agreed that the Maximum Bonus Percentage is 60% and that the achievement or failure to achieve personal and/or corporate goals may decrease Executive’s bonus achieved in any year and that such failure to achieve the maximum shall not be deemed to be “Good Reason” hereunder); or
     (iv) the Company’s material and continuing breach of this Agreement.
     (b) The Company may terminate Executive’s employment at any time for any reason whatsoever. If the Company terminates Executive’s employment without Cause (and/or the termination is not covered by Section 4, 5.1 or 5.3 hereof), within thirty days: (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) the Executive shall receive a pro rata bonus for the year in which such termination occurred; (iii) all unvested options shall immediately vest which, together with all fully vested and exercisable Options granted under Section 3.4 hereof or elsewhere and held by Executive, may be exercised by Executive for a period of one (1) year from and after the date of Executive’s termination; (iv) all unvested restricted stock granted to Executive shall immediately vest; (v) Executive shall receive: (A) for the longer of (x) two (2) years after termination of employment or (y) the period of time remaining under the Term, the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with Section 3.1 hereof; and (B) for a period of two (2) years after termination of employment, such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination, it being expressly understood and agreed that nothing in this clause (v) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated by Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (vi) Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     (c) Executive may terminate Executive’s employment with the Company for “Good Reason.” If Executive terminates his employment for Good Reason, within thirty days: (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6; (ii) the Executive shall receive a pro rata bonus for the year in which such termination occurred; (iii) all unvested options shall immediately vest which, together with all fully vested and exercisable Options granted under Section 3.4 hereof or elsewhere and held by Executive, may be exercised by Executive for a period of one (1) year from and after the date of Executive’s termination; (iv) all unvested restricted stock granted to Executive shall immediately vest; (v) Executive shall receive: (A) for the longer of (x) two (2) years after termination of employment or (y) the period of time remaining under the Term, the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with Section 3.1 hereof; and (B) for a period of two (2) years after termination of employment, such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination, it being expressly understood and agreed that nothing in this clause (v) shall restrict the ability of the Company to amend or terminate such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated by Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (vi) Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5.3 Certain Terminations after Change of Control.
     (a) For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (i) a “person” or “group” within the means the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) other than the Executive, becomes the “beneficial owner” (within the meaning of Rule l3d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of the Company’s then outstanding securities in any one or more transactions unless approved by at least two-thirds of the Board of Directors then serving at that time; provided, however, that purchases by employee benefit plans of the Company and by the Company or its affiliates shall be disregarded; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company is not the surviving corporation, (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company’s Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company’s Common Stock at such time; or (iv) at any annual or special meeting of stockholders of the Company at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a “New Director” and collectively the “New Directors”) then constituting a majority of the Company’s Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of the Company who shall be an (I) “Adverse Person(s)”; (II) “Acquiring Person(s)”; or (III) “40% Person(s)” (as each of the terms set forth in (I), (II), and (III) hereof are defined in that certain Rights Agreement, dated November 24, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

     (b) If within the one (1) year period commencing upon any Change of Control, Executive is terminated by the Company or a successor entity and the termination is not covered by Section 4 or 5. 1, or, within such one (1) year period, Executive elects to terminate his employment after the Company or a successor entity materially reduces or changes Executive’s reporting lines, title(s), authority, duties or responsibilities, relocates Executive, or assigns Executive duties materially inconsistent with Executive’s position or positions with the Company or a successor entity immediately prior to such Change of Control: (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) the Executive shall receive a pro rata bonus for the year in which such termination occurred; (iii) all unvested options shall immediately vest which, together with all fully vested and exercisable Options granted under Section 3.4 hereof or elsewhere and held by Executive, may be exercised by Executive for a period of one (1) year from and after the date of Executive’s termination; (iv) all unvested restricted stock granted to Executive shall immediately vest; (v) Executive shall receive (A) for the longer of (x) three (3) years after termination of employment; or (y) the period of time remaining under the Term, the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with Section 3.1 hereof, and (B) such continuing coverage under the benefit plans and programs Executive would have received under Sections 3.2 of this Agreement as would have applied in the absence of such termination; it being expressly understood and agreed that nothing in this clause (v) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (vi) to the extent possible, Executive’s beneficiaries and/or estate shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.
     6. Covenants of Executive.
     6.1 Covenant Against Competition, Other Covenants. Executive acknowledges that: (i) the principal business of the Company (which, for purposes of this Section 6 shall include the Company and each of its subsidiaries and affiliates) is the provision of a broad range of services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing and/or the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes) (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively refereed to as the “Business”); (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business, (iii) the Company’s Business is national in scope; (iv) Executive’s work for the Company has given and will continue to give him access to confidential affairs and proprietary information of the Company; (v) the covenants and agreements of Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, Executive covenants and agrees that:
     (a) So long as the Company has not breached this Agreement, at any time during his employment with the Company and ending one (1) year following: (i) termination of Executive’s employment with the Company (irrespective of the reason for such termination); or (ii) payment of any Annual Salary in accordance with Section 4 or 5 hereof (unless such termination is by the Company without Cause), whichever occurs last, Executive shall not engage, directly or indirectly (which includes, without limitation owning, managing operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in: (A) the Business or (B) any material component of the Business; provided, however, that Executive’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.
     (b) During and after the period during which Executive is employed, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential matters relating to the Company and/or the Company’s Business, learned by Executive heretofore or hereafter directly or indirectly from the Company (the “Confidential Company Information”), including, without limitation, information with respect to: (i) the strategic plans, budgets, forecasts, intended expansion of product, service or geographic markets of the company and it’s affiliates; (ii) sales figures, contracts agreements, and undertakings with or with respect to the Company’s customers or prospective customers; (iii) profit or loss figures; and (iv) then existing or then prospective customers, clients, suppliers and sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Notwithstanding the foregoing, this Section 6.1(b) shall not apply to the extent that Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.
     (c) During the period commencing on the date hereof and ending two (2) years following the later to occur of dates upon which Executive shall cease to be an (i) employee or (ii) an “affiliate,” as defined in Rule 144 promulgated under the Securities Act of 1993, and the rules and regulations promulgated thereunder (as amended, the “1993 Act”), of the Company, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company any employee or independent contractor thereof or hire (on behalf of Executive or any other person, firm, corporation or entity) any employee or independent contractor who has voluntarily left the employment or other service of the Company within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company. During such a one (1) year period, Executive will not, whether for his own account or for the account of any other person, firm, corporation or other entity, intentionally interfere with the Company’s relationship with, or endeavor to entice away from the Company any person who during the Term is or was a customer or client of the Company.
     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Executive or made available to Executive concerning the Business of the Company, including all Confidential Company Information, shall be the Company’s property and shall be delivered to the Company at any time on request.
     6.2 Rights and Remedies upon Breach.
     (a) Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 hereof (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches or threatens to commit a breach of any of the provisions of Section 6.1 hereof, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):
     (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
     (ii) The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.
     (b) Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
     7. Other Provisions.
     7.1 Severability. Executive acknowledges and agrees that: (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions thereof.
     7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     7.3 Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable), other than those arising under Section 6 thereof, to the extent necessary for the Company (or its subsidiaries or affiliates, where applicable) to avail itself of the rights and remedies provided under Section 6.2 hereof, shall be submitted to arbitration in New York, New

York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its subsidiaries or affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
     7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(i) If to the Company, to:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
914-460-1661
Attention: General Counsel
with a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
Fax: (212) 556-2222
Attention: Richard A. Cirillo
(ii) If to the Executive, to:
Richard H. Friedman
82 North Chatsworth Avenue
Larchmont, NY 10538
with a copy to:
Wechsler & Cohen LLP
17 State Street
15th Floor
New York, New York 10004
Fax: (212) 847-7955
Attention: David B. Wechsler, Esq.

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
     7.5 Entire Agreement. Except as otherwise indicated, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     7.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAW.
     7.8 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company (without limiting the Executive’s rights under Section 5.3) may assign this Agreement and its rights hereunder.
     7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law, but with respect to bonus compensation shall only withhold federal taxes at the bonus, or supplemental rate, to the extent permitted by law.
     7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     7.12 Survival. Anything contained in this Agreement to the contrary not withstanding, the provisions of Sections 5, 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 5, 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of Executive’s employment hereunder.
     7.13 Existing Agreements. Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
     7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     7.15 Mitigation. The Executive shall have no duty to mitigate, and any compensation he may earn from a subsequent employer or entity shall not act as an offset against the Company’s obligations to Executive under thus Agreement.
IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EXECUTIVE:	THE COMPANY: BIOSCRIP, INC.
By:
Richard H. Friedman		Barry A. Posner
EVP & General Counsel

15